EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The Registrant has the following subsidiaries: Adams County National Bank, a National Banking Association; Russell Insurance Group, Inc., incorporated in the State of Maryland; and, BankersRe Insurance Group, SPC, organized in the Cayman Islands.